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
                                            EXHIBIT 11.1
                                        EASTON BANCORP, INC.
                                 COMPUTATION OF EARNINGS PER SHARE

                                      Three Months    Three Months     Six Months      Six Months
                                         Ended           Ended           Ended           Ended
                                     June 30, 2003   June 30, 2002   June 30, 2003   June 30, 2002
                                     --------------  --------------  --------------  --------------

Net income                           $      143,544  $      138,298  $      279,936  $      250,791
                                     ==============  ==============  ==============  ==============

Average shares outstanding                  627,241         560,318         596,707         560,318

BASIC EARNINGS PER SHARE             $         0.23  $         0.25  $         0.47  $         0.45
                                     ==============  ==============  ==============  ==============

Average shares outstanding                  627,241         560,318         596,707         560,318

Dilutive average shares outstanding
  under warrants and options                196,837         263,800         227,391         263,800

Exercise price                       $        10.00  $        10.00  $        10.00  $        10.00

Assumed proceeds on exercise         $    1,968,370  $    2,638,000  $    2,273,910  $    2,638,000

Average market value                 $        12.89  $        10.49  $        12.27  $        10.42

Less:  Treasury stock purchased
  with assumed proceeds from
  exercise of warrants and options          152,705         251,478         185,323         253,167

Adjusted average shares-diluted             671,373         572,640         638,775         570,951

PERIOD DILUTED EARNINGS PER SHARE    $         0.21  $         0.24  $         0.44  $         0.44
                                     ==============  ==============  ==============  ==============
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     The stock of the Company is not traded on any public exchange.  The average market  values  are  derived from trades known to management.  Private sales may occur  where  management  of  the  Company  is  unaware  of  the  sales  price.


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